EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                                 Year Ended March 31
                                           1995          1994         1993
Primary Earnings Per Share

Net income (loss)                         $9,324       $(13,876)    $27,488
Preferred stock dividends                      3              3           3
                                          $9,321       $(13,879)    $27,485

Shares outstanding
  Weighted average common shares          12,354         12,438      12,457
  Net common shares issuable on                           Anti-
    exercise of stock options                  1        dilutive         64
  Average common shares outstanding
    as adjusted                           12,355         12,438      12,521

Primary earnings (loss) per share         $  .76       $  (1.12)    $  2.20

Fully Diluted Earnings Per Share

Net income                                $9,324           A        $27,488
Interest on convertible debentures,                        n
  net of applicable income taxes               8           t             37
                                          $9,332           i        $27,525
                                                           d
Shares outstanding                                         i
  Average common shares as adjusted                        l
    for primary computation               12,355           u         12,521
  Common shares issuable if the                            t
    preferred stock and convertible                        i
    debentures were converted at                           v
    the beginning of the year                 32           e             77
  Additional common shares issuable
    on exercise of stock options               1                         13
  Average common shares outstanding
    as adjusted                           12,388                     12,611


Fully diluted earnings per share          $  .75                    $  2.18












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